                                                                    Exhibit 23.4



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-119098) and related Joint Proxy Statement/Prospectus of MIM Corporation and Chronimed, Inc. for the registration of shares of MIM Corporation common stock and to the incorporation by reference therein of our report dated February 2, 2004, except for Note 18, as to which the date is March 4, 2004 with respect to the consolidated financial statements and schedules of MIM Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

MetroPark, New Jersey
January 25, 2005